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                                                                EXHIBIT (M)(A)

                        INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of EV Classic Senior Floating-Rate Fund of our report relating to EV Classic Senior Floating-Rate Fund dated February 7, 1997, which report is included in the Annual Report to Shareholders for the year ended December 31, 1996 which is incorporated by reference in the Statement of Additional Information.

We also consent to the reference to our Firm under the heading "Experts" in the Rescission Offer Prospectus, and under the heading "The Fund's Financial Highlights" appearing in the Prospectus, and under the captions "Auditors" and "Financial Statements" in the Statement of Additional Information of the Registration Statement.

/s/ Deloitte & Touche LLP
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    Deloitte & Touche LLP

Boston, Massachusetts
March 7, 1997